EXHIBIT 21.1

LIST OF SUBSIDIARIES

Name	Jurisdiction of Incorporation
Saronix-eCERA Corporation	Taiwan
Pericom Semiconductor (HK) Limited	Hong Kong
Pericom Taiwan Limited Corporation	Taiwan